Exhibit 99.1

To: Casey’s General Stores 401(k) Plan Participants
From: Terry W. Handley, Chief Operating Officer
Date: June 21, 2010
Subject: 401K Plan account packet

Last week many of you received a packet of information related to the Casey’s General Stores, Inc. shares you hold in your 401(k) Plan account.  In particular, the packet included the following:

1.	Tender Instruction Form
2.
A white booklet setting forth the Offer to Purchase for Cash All Outstanding Shares of Common Stock of Casey’s General Stores, Inc. at $36.00 Net Per Share by ACT Acquisition Sub, Inc., an indirect wholly owned subsidiary of Alimentation Couche-Tard Inc. (“Tender Offer Booklet”)

3.	A pink booklet setting forth the Letter of Transmittal to Tender Shares of Common Stock.

This packet was not sent to you by Casey’s.  However, since the above-referenced mailing was distributed, several inquiries have been made by 401(k) Plan Participants of individuals at the Corporate Headquarters with regard to the contents of the packet, and in particular, whether you are required to take any action.  The purpose of this letter is simply to clarify the materials that you received.

First, you received the Tender Instruction Form (“Form”) that sets forth three clear options that are available to you.
●	You may instruct the Plan trustee to tender all eligible Casey’s shares from your Plan account into Couche-Tard’s Tender Offer.
●	You may instruct the Plan trustee to tender a specified percent of such shares into Couche-Tard’s Tender Offer.
●	You may choose not to tender any such shares.

The Form further notes to whom you should deliver your instructions.  The question that we have received from many of you pertaining to this Form is what happens to your 401(k) Plan account if you do not return the Form.  The answer is that if you do not return the Form, your account will remain unchanged, and no shares will be tendered.  If you do instruct the Plan trustee to tender shares, and the shares are paid for by the parties making the Tender Offer, the amounts paid for your shares will be deposited into your Plan account. No cash payments will be distributed to Plan participants.

Second, you received a copy of the Tender Offer Booklet.  This document was filed with the Securities and Exchange Commission (“SEC”) and sets forth the information explaining the Tender Offer.  You are encouraged to thoroughly review this document, as well as the Company’s recommendation against the Tender Offer, which is detailed in the Schedule 14D-9 that was sent to you in a separate mailing.

Finally, we have received questions pertaining to the pink (Letter of Transmittal) booklet that was contained in your packet.  The pink booklet was included for informational purposes only and may have been confusing to you.  Regardless of whether you choose to instruct the Plan trustee to tender no shares, a portion of shares, or all of your shares of Casey’s stock in the Plan, you do not need to complete any of the forms that are contained in the pink booklet.

I hope that I have clarified any areas that might have caused some confusion.  It is our goal to ensure that you have the pertinent information available to you. If you have further questions with regard to your 401(k) Plan account, you may contact Christy Schuling at 515-965-6174 or Linda Shanks at 515-965-6170.

Important Information

This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities.  In response to the tender offer commenced by Alimentation Couche-Tard, Inc. (“Couche-Tard”) referred to in this communication, Casey’s General Stores, Inc. (“Casey’s”) has filed a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”).  Investors and security holders are urged to read the solicitation/recommendation statement with respect to the tender offer and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement with respect to the tender offer and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.  In addition, the solicitation/recommendation statement with respect to the tender offer and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Casey’s will file with the SEC and mail to its shareholders a proxy statement in connection with its 2010 Annual Meeting of Shareholders.  Investors and security holders are urged to read the proxy statement relating to the 2010 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information.  Investors and security holders will be able to obtain a free copy of the proxy statement and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.  In addition, the proxy statement and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Certain Information Concerning Participants

Casey’s, its directors and executive officers may be deemed to be participants in the solicitation of Casey’s security holders in connection with its 2010 Annual Meeting of Shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Casey’s Annual Report on Form 10-K for the year ended April 30, 2009, which was filed with the SEC on June 29, 2009, and its proxy statement for the 2009 Annual Meeting of Shareholders, which was filed with the SEC on August 10, 2009.  To the extent holdings of Casey’s securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the 2010 Annual Meeting of Shareholders when it is filed by Casey’s with the SEC.  These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.